Exhibit 10.2

Trex Company, Inc.

Description of Management Compensatory Plans and Arrangements

Components of Executive Compensation

In accordance with the rules of the New York Stock Exchange, all components of compensation for the chief executive officer and other executive officers of Trex Company are determined by the compensation committee of the board of directors, all of whom meet the independence requirements prescribed by such rules.

Trex Company’s executive compensation program includes a base salary, annual cash bonuses and long-term incentive compensation in the form of stock options, stock appreciation right awards, performance shares and other equity-based awards issued under the Trex Company, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”).

Base Salary. Base salaries are the only non-variable element of Trex Company’s total compensation. They reflect each executive officer’s responsibilities, the impact of each executive officer’s position, and the contributions each executive officer delivers to Trex Company. Salaries are determined by competitive levels in the market, based on Trex Company’s peer group and the results of executive compensation surveys, for executives with comparable responsibilities and job scope, as well as Trex Company’s internal equity considerations. Each year, at its February meeting, the compensation committee reviews and establishes the base salaries of Trex Company’s executive officers. Salary increases, if any, are based on individual performance, market conditions and company performance. To gauge market conditions, the compensation committee evaluates the peer and market data compiled by its consultant. Base salaries are set upon review of the peer and market data provided to the compensation committee upon consideration of the executive officer’s experience, tenure, performance and potential.

Annual Cash Bonuses. Trex Company pays annual cash bonuses to its Chief Executive Officer, other executive officers, and other key employees based upon the achievement of Trex Company’s planned earnings per share objective, or “EPS,” for the fiscal year, which is approved by the board of directors in the first quarter of the year, and individual performance. The weight of each measure differs with the officer’s grade level. Individual performance targets for the Chief Executive Officer and Chief Operating Officer are developed by the compensation committee of the board of directors in February of the applicable year, and individual performance targets for the other executive officers are recommended by the Chief Executive Officer at the beginning of the applicable year.

For each fiscal year, each participant in the plan is assigned a “target bonus,” which is expressed as a percentage of the participant’s annual base salary. The actual amount of cash bonuses paid to a participant is determined by multiplying their target bonus by a performance percentage, which is calculated based on the extent to which the performance objective is achieved. The compensation committee has the discretion to award a bonus that exceeds the otherwise applicable maximum bonus determined as provided above. Bonus payments are conditional upon the participant’s continued employment by Trex Company through the date of grant, and are pro rated for employees who have served for less than a full year.

Long-Term Incentive Compensation. Trex Company maintains a long-term executive incentive compensation plan for the benefit of its Chief Executive Officer, other executive officers, and other key employees. Awards under the plan are in the form of equity-based awards under the Stock Incentive Plan and are made by the compensation committee. The total target long-term incentive award for each participant in the plan is expressed as a percentage of the participant’s base salary. The compensation committee retains discretion to adjust the target percentage award based upon each person’s current performance and anticipated future contributions to Trex Company’s results, as well as the amount and terms of equity-based awards previously granted by Trex Company to such person.

Personal Benefits and Perquisites. Trex Company maintains a limited number of benefit programs available solely to Trex Company’s executive officers. The personal benefits are considered to constitute a part of Trex Company’s overall program and are presented in this light as part of the total compensation package approved by the compensation committee at the time of an executive officer’s hiring or promotion, as part of the compensation committee’s review of each executive officer’s annual total compensation, and in compensation discussions with executive officers.

Other Compensatory Plans

Trex Company’s executive officers also are eligible to participate in Trex Company’s defined contribution money purchase pension plan and 401(k) plan and Trex Company’s employee profit sharing plan, each of which is available to all regular Trex Company employees.